Exhibit 99.1

Contacts:

MGI PHARMA, INC. Jennifer Davis 212-332-4381 IR@mgipharma.com	Noonan Russo Robert Stanislaro 212-845-4268 robert.stanislaro@eurorscg.com

NEWS RELEASE (For Release On October 19, 2005 at 4:01 pm ET)

MGI PHARMA REPORTS THIRD QUARTER FINANCIAL RESULTS

—Aloxi Injection Sales Total $63.6 Million, A 34% Increase Over Prior Year—

—Dacogen Approvable Letter Update Provided—

—Aquavan® Injection Phase 2 Dosing Study Enrollment Complete—

MINNEAPOLIS, October 19, 2005 — MGI PHARMA, INC. (Nasdaq: MOGN), an oncology and acute care focused biopharmaceutical company, today reported financial results for the third quarter of 2005.

For the third quarter of 2005, total revenues were $67.9 million compared to $55.6 million in the third quarter of 2004. Product sales increased to $66.4 million in the third quarter of 2005 from $54.9 million in the third quarter of 2004, primarily due to increased sales of Aloxi® (palonosetron hydrochloride) injection. U.S. sales of Aloxi injection totaled $63.6 million, compared to $47.6 million in the third quarter of 2004.

Total costs and expenses decreased to $54.9 million in the third quarter of 2005 from $144.5 million in the third quarter of 2004, which included $83.1 million of in-process R&D related to the Aesgen and ZYCOS transactions. Selling, general and administrative expenses decreased to $16.7 million for the third quarter of 2005 from $20.3 million for the same period in 2004. Research and development expenses in the third quarter of 2005 were $14.8 million, compared to $23.0 million in the third quarter of 2004, which included $16.7 million of initial Dacogen™ (decitabine) injection license expense.

The Company reported GAAP net income of $12.9 million, or $0.17 per diluted share, in the 2005 third quarter compared to a net loss of $89.3 million, or $1.26 per diluted share, in the 2004 third quarter. Pro forma net income for the 2005 third quarter was $8.9 million, or $0.12 per diluted share, compared to $7.3 million, or $0.10 per diluted share, in the 2004 third quarter. At September 30, 2005, MGI PHARMA had unrestricted cash and cash equivalents of $161.4 million.

GAAP refers to U.S. generally accepted accounting principles. MGI PHARMA’s pro-forma earnings per diluted share and pro-forma net income exclude amortization of product acquisition intangible assets, acquired in-process research and development

MGI PHARMA, INC.

3Q05 Financial Results

expenses, and license initiation and product candidate development milestone payments, and reflect an estimated effective tax rate of 35% as if the Company were subject to a standard tax provision. We are reporting pro forma results in addition to, and not as a substitute for, financial measures calculated in accordance with GAAP. The Company provides these pro forma numbers to facilitate a comparison of our business from period to period and allow investors to analyze our business results as if we were currently subject to a standard tax rate. We encourage investors to carefully consider our results under GAAP, as well as our pro forma disclosures and the reconciliation between these presentations to more fully understand our business.

“Our recent acquisition of Guilford Pharmaceuticals bolstered our acute care and oncology franchises, and positions us well to become a leading biopharmaceutical company. MGI PHARMA now has a broad portfolio of late stage development candidates, and will have several pivotal programs ongoing in 2006 that may provide a foundation for sustainable revenue and earnings growth,” said Lonnie Moulder, President and Chief Executive Officer of MGI PHARMA. “Integration of our Baltimore site remains on track, and the Aquavan injection dose ranging study is now fully enrolled. Additionally, we are preparing to submit the information requested in the Approvable Letter for Dacogen injection to the FDA shortly.”

Dacogen™ Injection Update

An Approvable Letter was received for Dacogen injection in myelodysplastic syndromes (MDS) on September 1, 2005. MGI PHARMA has completed the collection of transfusion data, and is preparing to submit its response to the FDA early in the fourth quarter. In addition, the Company continues to negotiate with potential partners for ex-North American rights to Dacogen injection and its other late stage product candidates. MGI PHARMA expects to be able to provide an update on the status of the Dacogen injection Marketing Authorization Application (MAA) with the European Medicines Agency (EMEA) by the end of this year.

Recent Highlights

•	MGI PHARMA closed the acquisition of Guilford Pharmaceuticals on October 3, 2005. This transaction enhances MGI PHARMA’s late-stage acute care development pipeline and franchise of marketed oncology products with the addition of Aquavan® (fospropofol disodium) injection and Gliadel® wafer (polifeprosan 20 with carmustine implant).
•	The phase 2 dose ranging trial designed to evaluate four different doses of Aquavan injection compared to midazolam in patients undergoing colonoscopy is now fully enrolled. Following analysis of this data internally, the Company plans to finalize pivotal trial designs and initiate a pivotal program at the beginning of 2006.
•	MGI PHARMA now plans to have a pre-NDA meeting with the FDA to discuss the Saforis oral suspension submission in the fourth quarter. Following this meeting, the Company plans to complete the NDA package and submit it to the FDA.

MGI PHARMA, INC.

3Q05 Financial Results

•	John MacDonald, Ph.D., Sr. Vice President, Research and Development, announced his planned retirement at the end of 2005 after 11 years with the Company.
•	Mary Lynne Hedley, Ph.D. has been promoted to Sr. Vice President and Chief Scientific Officer. Previously, Dr. Hedley served as Sr. Vice President and General Manager of MGI PHARMA Biologics and was co-founder, President and CEO of ZYCOS.

Financial Outlook for 2005:

This section provides forward-looking information about MGI PHARMA’s financial outlook for 2005 based upon our current operations. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section.

Consistent with the Company’s past practices for providing product candidate guidance when they are undergoing FDA review, this guidance excludes any revenue contribution from Dacogen injection, but includes all Dacogen-related expenses through initial market launch.

•	Total revenue of approximately $280 to 290 million, including:
o	Aloxi injection product sales of approximately $250 to 260 million, and
o	Gliadel wafer sales of approximately $10 million;
•	Cost of product sales of approximately $92 to 96 million;
•	SG&A expenses of approximately $90 million;
•	Net R&D expenses of approximately $70 million*;
•	Preliminary estimated in process R&D related to Guilford of approximately $150 million;
•	Preliminary GAAP operating loss from continuing operations of $116 to $122 million; and
•	Preliminary pro forma operating income from continuing operations of $30 to $36 million. (Note: MGI PHARMA’s pro-forma financial guidance for operating income from continuing operations shown above excludes acquired in-process research and development expenses of $150 million and amortization of product acquisition intangible assets of $2 million.)

*Includes an estimated $3 million related to expenses incurred for Symphony Neuro Development Company, a non-majority owned consolidated entity acquired in connection with the Guilford acquisition, which are reversed as minority interest prior to computing pre-tax income.

Conference Call & Webcast Information

MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, October 19, 2005 at 5:00 p.m. Eastern Time. The Company’s executive management team will review 2005 third quarter financial results, discuss operations, and provide guidance on MGI PHARMA’s business outlook. All interested

MGI PHARMA, INC.

3Q05 Financial Results

parties are welcome to access the webcast via the Company’s Web site at www.mgipharma.com. The audio webcast will be archived on the Company’s Web site for one week.

About MGI PHARMA

MGI PHARMA, INC. is an oncology and acute care focused biopharmaceutical company that acquires, researches, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) injection and Gliadel® wafer (polifeprosan 20 with carmustine implant) in the United States. The company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause MGI PHARMA’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA’s product candidates to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA’s marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; ability of MGI PHARMA to successfully complete the integration of Guilford with its existing operations; the risk that the perceived advantages of the Guilford transaction may not be achieved; and other risks and uncertainties detailed from time to time in MGI PHARMA’s filings with the Securities and Exchange Commission including its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

(more)

MGI PHARMA, INC.

3Q05 Financial Results

MGI PHARMA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Sales	$66,448	$54,905	$194,152	$127,601
Licensing & Other	1,410	645	4,103	2,757

	67,858	55,550	198,255	130,358

Costs and Expenses:
Cost of sales	23,432	18,209	68,268	39,976
Selling, general and administrative	16,725	20,276	52,316	54,424
Research and development	14,755	22,953	39,457	36,001
Acquired in-process research and development	—	83,094	—	83,094

	54,912	144,532	160,041	213,495

Operating income/(loss)	12,946	(88,982)	38,214	(83,137)
Interest income	1,963	1,761	5,067	3,952
Interest expense	(1,754)	(1,754)	(5,263)	(4,233)

Income/(loss) before income taxes	13,155	(88,975)	38,018	(83,418)
Provision for income taxes	297	310	852	460

Net income/(loss)	$12,858	$(89,285)	$37,166	$(83,878)

	$0		$0
Net income/(loss) per common share
Basic	$0.18	$(1.26)	$0.52	$(1.20)
Diluted	$0.17	$(1.26)	$0.49	$(1.20)
Weighted average number of common shares outstanding
Basic	72,007	70,689	71,709	69,723
Diluted	76,030	70,689	75,818	69,723

Consolidated Balance Sheets Data

(unaudited)

(In thousands)

	As of September 30,	As of December 31,
	2005	2004
Cash and marketable debt securities, unrestricted	$161,439	$238,857
Total assets	$465,124	$436,335
Total stockholders' equity	$159,130	$114,510

MGI PHARMA, INC.

3Q05 Financial Results

MGI PHARMA, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO PRO FORMA NET INCOME—UNAUDITED

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
GAAP net income/(loss)	$12,858	$(89,285)	$37,166	$(83,878)
Adjustments:
Amortization of intangibles	541	341	1,623	1,024
Acquired in-process research and development (A)	—	83,094	—	83,094
License payments (B)	50	16,736	—	19,786

Subtotal of Adjustments	591	100,171	1,623	103,904
Pro forma net income/(loss) before income tax	13,449	10,886	38,789	20,026
Provision for income taxes ( C)	4,514	3,609	13,022	6,710

Pro forma net income/(loss)	$8,935	$7,277	$25,767	$13,316

(A)	Represents in-process research and development for the acquisitions of Aesgen and Zycos

(B)	Reflects license initiation and product development candidate milestones.

(C)	Reflects an effective tax rate of 35%

MGI PHARMA, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME PER COMMON SHARE TO PRO FORMA NET INCOME PER COMMON SHARE—UNAUDITED

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
EPS (diluted)—GAAP	$0.17	$(1.26)	$0.49	$(1.20)
Adjustments:
Amortization of intangibles	0.01	0.01	0.02	0.01
Acquired in-process research and development (A)	—	1.18	—	1.19
License payments (B)	0.00	0.24	—	0.28

Subtotal of Adjustments	0.01	1.42	0.02	1.49
Pro forma net income per common share, diluted	0.18	0.15	0.51	0.29
Provision for income taxes ( C)	0.06	0.05	0.17	0.10

EPS (diluted)—Pro Forma	$0.12	$0.10	$0.34	$0.19

Weighted average number of common shares outstanding
Basic	72,007	70,689	71,709	69,723
Diluted	76,030	75,566	75,818	74,867

(A)	Represents in-process research and development for the acquisitions of Aesgen and Zycos

(B)	Reflects license initiation and product development candidate milestones.

(C)	Reflects an effective tax rate of 35%